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                                                                    Exhibit 99.1

INTERNET.COM ACQUIRES CLICKZ.COM, A LEADING ONLINE
ADVERTISING AND MARKETING RESOURCE

(New York, NY - September 11, 2000)- internet.com Corporation (Nasdaq: INTM), the Internet Industry Portal, today announced that it has acquired the ClickZ Network of (www.clickz.com) Web sites and related Internet advertising and marketing properties and the ClickZ conferences. The consideration for this acquisition totals $16.0 million in a combination of $10.0 million in cash and $6.0 million in restricted common stock, with additional cash and restricted common stock consideration to be paid based on future performance.

The ClickZ Network offers cutting-edge commentary from industry insiders as well as original case studies and unique insight on affiliate marketing, b2b marketing, brand marketing, digital living, ebusiness reports, ecommerce commentary, email marketing and email marketing case studies, emarketing statistics and strategies, media buying, planning and selling, search engine optimization and small business advice. ClickZ.com reaches media buyers and planners, Web and email advertising firms, list vendors and agencies, ad and commerce based publishers, and Web developers each business day. ClickZ.com's advertisers and sponsors include DoubleClick, Engage, Hewlett Packard, MessageMedia, Winstar Interactive, FloNetwork, Commission Junction, Qualcomm, TargitMail.com and Burst! Media, to name a few.

"This is the most significant acquisition internet.com has made to date. ClickZ.com, with a staff of over 25 employees and freelancers, has built a solid reputation throughout the industry and the world as a leading resource for news and analysis about the online marketing and advertising industries. The ClickZ Network is an ideal fit with internet.com's other Internet marketing resources, including ChannelSeven.com, AdResource.com and the Internet Advertising Report. We now cover every angle within the emarketing category," said Alan M. Meckler, Chairman and CEO of internet.com. "Furthermore, ClickZ.com adds a critical audience to the internet.com network and we are now positioned to extend the marketing objectives of our advertisers and ecommerce partners even further. We envision tremendous synergies with internet.com and ClickZ.com and we are very excited that this entire team is joining us. We expect that this acquisition will immediately be accretive to internet.com on a cash earnings basis and, on a bottom line basis, due to the amortization of acquired intangibles over a three year life, we anticipate a dilution to earnings."

"The acquisition, combined with internet.com's existing emarketing resources, solidifies its position as a leading provider of content and information serving the online advertising and marketing industries," said Andy Bourland, CEO and Publisher of the ClickZ Network. "We are excited to now be part of the internet.com network and we look forward to working with the internet.com team. We have always respected the world-class quality of internet.com's editorial content and think that this is a perfect



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home for ClickZ.com" added Ann Handley, President and Chief Content Officer of the ClickZ Network.

The ClickZ.com Internet media properties will be integrated into internet.com's Ecommerce/Marketing Channel which is also home to other prominent Web sites including: AdResource (www.adresource.com), allNetResearch (www.allnetresearch.com), Cyberatlas (www.cyberatlas.com), ChannelSeven.com (www.channelseven.com), DomainBook.com (www.domainbook.com), DomainNotes.com (www.domainnotes.com), Ecommerce-Guide.com (www.ecommerce-guide.com),
InternetDay (www.internetday.com), Internet Advertising Report (www.internetnews.com/IAR), Refer-It (www.refer-it.com), Search Engine Watch (www.searchenginewatch.com) and TurboAds (www.turboads.com).

About ClickZ.com

In addition to its network of Web sites and related Internet media properties, ClickZ.com produces conferences throughout the year focusing on online marketing and advertising. "B2B Email Strategies" will be held September 13-14th at the Millenium Broadway Hotel in New York City, followed by "B2C Email Strategies" on November 14-15th in Long Beach, CA. For information about registration and sponsorships, go to (http://www.clickzconference.com).

About internet.com

internet.com Corporation (www.internet.com), the Internet Industry Portal, is headquartered in Darien, CT. It is a leading provider of global real-time news and information resources for Internet industry and Internet technology professionals, Web developers and experienced Internet users. internet.com operates a network of 131 Web sites, 220 e-mail newsletters, 136 online discussion forums and 78 moderated e-mail discussion lists with over 2.2 million unique visitors that generate over 140 million page views monthly. Total "views," which include Web site page views, e-mail newsletter views and e-mail discussion list views, are now over 200 million per month. internet.com's global presence includes editions for Arabia, Asia, Australia, Belgium, Canada, China, Espanol, France, Germany, India, Israel, Japan, The Netherlands, New Zealand, South Africa, Taiwan and the United Kingdom. internet.com, with its related internet.com Venture Funds I, II and III, is an investor in a growing number of business-to-business content sites and related Internet media properties.

Interested advertisers should contact Susan Leiterstein, Vice President and Publisher of internet.com, at adsales@internet.com or (203) 662-2962. For commerce and licensing opportunities, contact David Arganbright, Vice President, Commerce and Licensing, at darganbright@internet.com or (203) 662-2858.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding internet.com Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to



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differ from those contained in the forward-looking statements, see
internet.com's reports filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and internet.com assumes no obligation to update the forward-looking statements after the date hereof.

For more information contact:

         Steve Rubel
         Schwartz PR Interactive
         (212) 677-8700 x23
         stever@schwartzpr.com

         Mary Ann Boland
         internet.com Corporation
         (212) 547-7939
         mboland@internet.com

All current internet.com Corp. press releases can be found on the World Wide Web at http://www.internet.com/corporate/press.html.